EXHIBIT 2.7

                               SECOND AMENDMENT TO
                       STOCK AND ASSET PURCHASE AGREEMENT
                            FOR WET PRODUCTS DIVISION


     THIS SECOND AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT FOR WET PRODUCTS DIVISION (the "Second Amendment"), dated as of December 5, 2003, is entered into by and among Mattson Technology, Inc., a Delaware corporation ("Mattson") and SCP Global Technologies, Inc., a Delaware corporation ("Buyer").


                                    RECITALS
                                    --------

          A. Mattson, Mattson International, Inc., a Delaware corporation ("MII"), Mattson Wet Products, Inc., a Pennsylvania corporation ("WPI"), Mattson Technology Finance, Inc., a Delaware corporation ("MTF"), and SCP Global Technologies, Inc., an Idaho corporation ("SCP Idaho") have entered into that certain Stock and Asset Purchase Agreement for Wet Products Division, dated as of February 12, 2003, as subsequently amended by the First Amendment of Stock and Asset Purchase Agreement for Wet Products Division, dated as of March 17, 2003 (together, the "Original Agreement"). Buyer became party to the Original Agreement as assignee from SCP Idaho.

          B. Section 9.13 of the Original Agreement provides that any term of the Original Agreement may be amended and the observance of any term thereof may be waived with the written consent of only Mattson and Buyer, and that any such amendment or waiver is binding upon MII, WPI and MTF.

          B. The parties desire to amend the Original Agreement as set forth below.

          NOW, THEREFORE, in consideration of the payment by Mattson to Buyer set forth herein, and for other good and valuable consideration, Mattson and Buyer agree as follows:

     1. Aggregate Payment by Mattson to Buyer. On the date of this Second Amendment, Mattson will pay to Buyer the sum of Four Million Four Hundred Eighteen Thousand Three Hundred Sixty Six Dollars ($4,418,366) (the "Payment"), by wire transfer in immediately available funds to an account designated in a written notice delivered to Mattson by Buyer.

     2. Cash Balance as of Closing. Buyer and Mattson agree and acknowledge that Buyer retained at Closing cash and cash equivalent balances owned by the Transferred Subsidiaries as of the Effective Time in the amount of Three Million Three Hundred Fifty Thousand One Hundred Two Dollars ($3,350,102) (the "Retained Cash"). Buyer and Mattson agree and acknowledge that the amount of the Payment reflects credit to Mattson for retention by Buyer and its subsidiaries of the Retained Cash. Mattson waives all rights to any further payment or remittance from Buyer that might otherwise be provided for under Section 1.4(b) of the Original Agreement.

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     3. Balance Sheet Adjustment. Buyer and Mattson agree and acknowledge that
(i) the Effective Time Net Working Capital was less than $17 million, (ii) the parties have mutually agreed upon a Definitive Balance Sheet, and (iii) the Payment includes payment to Buyer in full of all amounts owing by Mattson to Buyer, and reflects full satisfaction of Mattson's obligations, under Section 1.4(c) of the Original Agreement. Each party waives all rights to any further payment or Purchase Price adjustment that might otherwise be provided for under
Section 1.4(c) of the Agreement.

     4. Pension Obligations of Kessler Tech GmbH. Section 5.2(b) of the Original Agreement is amended to read in full as follows:

     "On or prior to December 31, 2003, Mattson shall assume or transfer to a subsidiary of Mattson other than a Transferred Subsidiary, and shall cause Wet Products GmbH to be fully released from, any and all pension obligations of Kessler Tech GmbH."

     5. Reduction in Force Reimbursement. Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer in full of all amounts owing by Mattson to Buyer, and reflects full satisfaction of Mattson's obligations, under Section 5.3(b) of the Original Agreement and Section 5.3(b) of the Mattson Disclosure Schedule, including full payment by Mattson of any and all amounts payable by Mattson, including salary, and Severance Costs relating to reductions in force by Buyer and/or Wet Products GmbH that have occurred to date and that may occur in the future, and all costs and expenses, (including attorneys' fees) that have been invoiced by Buyer to Mattson to date; provided, however that Mattson will remain obligated to reimburse Wet Products GmbH or Buyer for the actual amount of professional fees (attorneys' fees and consulting fees) incurred in connection with the First RIF by legal counsel and consultants selected and engaged at the direction of Mattson. Buyer waives all rights to any further payment or reimbursement from Mattson that might otherwise be provided for under Section 5.3(b) of the Agreement and/or Section 5.3(b) of the Mattson Disclosure Schedule, except for the obligation of Mattson to reimburse Buyer for professional fees described in the preceding sentence.

     6. Reimbursement for FSI Litigations. Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer in full of all amounts owing, now and in the future, by Mattson to Buyer, and reflects full satisfaction of Mattson's obligations, under Section 5.13 of the Original Agreement. Buyer waives all rights to any further payment or reimbursement from Mattson that might otherwise be provided for under Section 5.13 of the Original Agreement.

     7. Special Accounts; Payments under Customer Contracts; Addition to Section
5.14 of the Mattson Disclosure Schedule. Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer in full of all amounts owing, now and in the future, by Mattson to Buyer, and reflects full satisfaction of Mattson's obligations under, the specified items set forth in the Second Mattson Disclosure Schedule Supplement, dated December 5, 2003. Buyer waives all rights to any further payment or reimbursement from Mattson that might otherwise be provided for under Section 5.14 of the Mattson Disclosure Schedule as to the items noted as fully paid and performed in the Second Mattson Disclosure Schedule Supplement. The Original Agreement is amended to add the acknowledgements and item set forth in the Second Mattson Disclosure Schedule Supplement dated December 5, 2003.


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     8. Tax Related Matters.

          (a) Buyer and Mattson agree and acknowledge that Buyer and/or Wet Products GmbH shall retain the full amount of VAT refunds received by then them and attributable to the portion of 2003 prior to the Closing.

          (b) With respect to the preparation and filing of tax returns or claims for refund (the "Refund Claims") by Wet Products GmbH relating to withholding taxes on capital yields for 2001 and 2002, Buyer and Mattson agree and acknowledge that (i) it is the responsibility of Mattson, at its expense, to cause the preparation of such Refund Claims, (ii) upon the preparation of such Refund Claims, Mattson shall cause them to be delivered to the Controller (or, if that position is vacant, the Geschaftsfuhrer or other officer with authority to sign tax returns) of Wet Products GmbH (the "GmbH Officer"), (iii) within two business days following the presentation of any Refund Claim to the GmbH Officer, Buyer will cause an authorized officer of Wet Products GmbH to sign such Refund Claim and deliver it back to Mattson's designated agent for filing with the appropriate tax authorities, and (iv) within two business days following the receipt by Wet Products GmbH of any refund relating to withholding taxes on capital yields for 2001 and 2002, Buyer will cause Wet Products GmbH to transfer the full amount thereof to Mattson by wire transfer in immediately available funds to an account designated in a written notice delivered to Buyer by Mattson.

          (c) Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer of amounts to cover the cost of fees for the audit and preparation of income tax returns for 2001 and 2002, and that Mattson will have no further obligation under the Original Agreement to prepare or to pay for the preparation of financial statements and/or income tax returns pertaining to Wet Products GmbH for those tax years.

          (d) If (i) Buyer fails to cause timely performance of its/Wet Products GmbH's obligations under clauses (iii) or (iv) of Section 8(b), (ii) Mattson has delivered written notice to Buyer (attention Director of Finance and General Counsel) (the "Notice") of Mattson's delivery of a Refund Claim in accordance with clause (ii) of Section 8(b), referencing this Second Amendment, and noting the amount of liquidated damages set forth below (which Notice may not be given earlier than the delivery by Mattson of such Refund Claim), and (iii) the obligations of Buyer/Wet Products GmbH under clauses (iii) or (iv) of Section 8(b) are not performed within two business days of delivery of the Notice, then, Buyer will pay to Mattson, as liquidated damages the sum of One Hundred Thousand Dollars ($100,000), plus Five Thousand Dollars ($5,000) for each day of additional delay in performance by Buyer/Wet Products GmbH of their obligations under clauses (iii) or (iv) of Section 8(b). The parties acknowledge that this amount of liquidated damages was specifically bargained for and is reasonable under the circumstances at the time this Second Amendment is made.


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     9. ERM Invoice. Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer in full of all amounts owing, now and in the future, by Mattson to Buyer, and reflects full satisfaction of Mattson's obligations, under Section 5.21 of the Original Agreement. Buyer waives all rights to any further payment or reimbursement from Mattson that might otherwise be provided for under Section 5.21 of the Original Agreement.

     10. Other Outstanding Invoices. Buyer and Mattson agree and acknowledge that the Payment includes payment to Buyer in full of all amounts owing by Mattson to Buyer under the outstanding invoices from Buyer and/or Wet Products GmbH to Mattson and relating to inventory transfers, customer collections and service contracts handled through Mattson, as set forth on Schedule A hereto, and that the Payment is a net amount reflecting credit to Buyer for payment to Mattson in full of all amounts owing by Buyer to Mattson under the outstanding invoices from Mattson to Buyer, set forth on Schedule A hereto, and amounts not yet invoiced by Mattson for reimbursement of services by Mattson to Buyer and its subsidiaries pursuant to the Transition Services Agreement for September, October and November of 2003. Mattson waives all rights to any further payment or reimbursement from Buyer that might otherwise be provided for under the Transition Service Agreement, and Buyer and Mattson agree and acknowledge that Mattson has no further obligation to provide any additional services to Buyer or its subsidiaries pursuant to the Transition Service Agreement.

     11. Transfer to Mattson of Certain Accounts Receivable and Inventory. Buyer and Mattson agree and acknowledge that the Payment includes amounts relating to Definitive Balance Sheet adjustments pertaining to specific accounts receivable and inventory items set forth on Schedule B hereto (the "Designated Accounts" and the "Repurchased Inventory") that were conveyed to Buyer or were owned by Wet Products GmbH at the Closing, but are now to be conveyed to Mattson by Buyer or by Wet Products GmbH, as the case may be. Mattson hereby purchases, and Buyer hereby sells to Mattson, all of Buyer's right, title and interest (but none of Buyer's obligations) with respect to such Designated Accounts, and all of Buyer's right, title and interest with respect to such Repurchased Inventory. Buyer represents to Mattson that Buyer is transferring the Designated Accounts and Repurchased Inventory free and clear of all security interests, liens, charges or encumbrances.

     12. No Other Changes. Except as expressly amended or modified by this Second Amendment, the Original Agreement remains in full force and effect.




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          IN WITNESS WHEREOF, Mattson and Buyer have caused this Second
Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SCP GLOBAL TECHNOLOGIES, INC.,
a Delaware corporation


By:   /s/ Willard E. Sperry
    -----------------------------
          Willard E. Sperry
          Secretary


MATTSON TECHNOLOGY, INC.


By:   /s/ Ludger Viefhues
    -----------------------------
          Ludger Viefhues
          Chief Financial Officer


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